Exhibit 5.1
December 18, 2025

CAMP4 Therapeutics Corporation One Kendall Square, Building 1400 West, 3rd Floor Cambridge, MA 02139

Re:    Registration Statement on Form S-3 (File No. 333-291432)

Ladies and Gentlemen:
We have acted as counsel to CAMP4 Therapeutics Corporation, a Delaware corporation (the “Company”), in connection with issuance and sale of 5,000,000 shares of the common stock, $0.0001 par value per share (the “Shares”), of the Company pursuant to the above-referenced registration statement (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are being sold pursuant to an underwriting agreement, dated the date hereof (the “Underwriting Agreement”), among the Company and the underwriters named therein.
In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.
The opinions expressed below are limited to the Delaware General Corporation Law.
Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement against

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payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.
We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Ropes & Gray LLP

Ropes & Gray LLP